Exhibit 10.5

[•]1

[FORM OF PROJECT AGREEMENT]2

THIS PROJECT AGREEMENT, dated as of [•], 2008, by and between [Ralcorp Subsidiary] (“Ralcorp”) and Kraft Foods Global, Inc. (“External Manufacturer”) is executed and delivered in accordance with the Master Agreement dated [•], 2008 (the “Master Agreement”) between [Ralcorp Subsidiary] and External Manufacturer, and this Project Agreement hereby becomes part of the Master Agreement as of the date of execution hereof.

This Project Agreement is entered into in accordance with the RMT Transaction Agreement dated as of November 15, 2007 (the “RMT Transaction Agreement”) between Ralcorp, External Manufacturer and Splitco. Capitalized terms not defined herein shall have the meaning set forth in the RMT Transaction Agreement.

All specifications, guidelines, and requirements of External Manufacturer not specifically stated in the Master Agreement shall be performed in accordance with this Project Agreement, the Attachments hereto, and any items referenced in the Attachments. Any conflict between the Master Agreement and this Project Agreement shall be resolved in favor of this Project Agreement, unless stated otherwise.

1. Products

1.1 The products to be manufactured pursuant to this Project Agreement shall be [•] (the “Products”). The Specifications for the Products are as set forth in Attachment 1 as amended from time to time by Ralcorp (the “Specifications”).

2. Term and Termination

2.1 This Project Agreement shall be effective as of [•] and shall continue through and including [•] (the “Initial Term”)3. Three (3) months prior to the expiration of the Initial Term, Ralcorp shall notify External Manufacturer that this Project Agreement shall renew for a single one year period (a “Renewal Term”), subject to earlier termination pursuant to the provisions of this Article 2.

[1]

Insert applicable product. On the Closing Date of the RMT Transaction Agreement, the parties shall enter into individual Project Agreements substantially in the form hereof for each of the Co-Manufactured Products at the relevant plants.

[2]	Agreement under further review for provisions related to Canada.
[3]	Insert dates consistent with one year term.

2.2 Ralcorp shall have the right, in its sole discretion, to terminate this Project Agreement at any time, with or without cause and without penalty, upon ninety (90) days prior written notice to External Manufacturer.

2.3 As soon as practicable but in no case more than sixty (60) days after the date of this agreement, Ralcorp shall provide to External Manufacturer for its approval, which shall not be unreasonably withheld, an exit plan with a Product volume build up and target shutdown dates for individual production lines and a preliminary non-binding schedule for removal from the plant of all the assets and equipment transferred by External Manufacturer to Ralcorp in accordance with the RMT Transaction Agreement (“Exit Plan”), in accordance with the provisions of this Article 2.

2.4 Prior to the expiration of this Project Agreement, Ralcorp may commence relocation of Ralcorp’s assets pursuant to the Exit Plan. For any removal, other than as specified in the Exit Plan, Ralcorp shall give at least three (3) weeks prior written notice to External Manufacturer specifying the assets to be removed and shall follow the applicable procedures set forth in Section 2.6 hereof.

2.5 Upon expiration or termination of this Project Agreement for any reason whatsoever: (a) External Manufacturer shall immediately deliver to Ralcorp all of Ralcorp’s Specifications, manufacturing procedures, and confidential information to the extent not in Ralcorp’s possession; and (b) Ralcorp shall remove and relocate, at its expense finished Products purchased by Ralcorp in accordance with this Agreement, and all other materials, supplies or equipment provided by Ralcorp in connection with the Products. Ralcorp’s removal and relocation of such items will be completed pursuant to the terms of Section 2.6 hereof. External Manufacturer shall also deliver to Ralcorp all Products manufactured hereunder and shall invoice Ralcorp in accordance with the terms hereof.

2.6 Removal of equipment pursuant to the Exit Plan shall be in a timely and efficient manner, shall be consistent with the Kraft Food Safety Guidelines and shall in no way unreasonably disrupt the regular plant operations with respect to the production of External Manufacturer’s products not subject to this Agreement. Equipment shall be removed at times mutually acceptable to External Manufacturer and Ralcorp and shall be supervised by Ralcorp, in consultation with External Manufacturer. Ralcorp shall have access only to those areas of the plant that house Ralcorp’s equipment and the raw materials, packaging materials, and finished Products purchased by Ralcorp from External Manufacturer. External Manufacturer shall cooperate to provide Ralcorp reasonable access to assets owned by Ralcorp and to facilitate removal of such assets in a prudent manner so as to minimize to the fullest extent reasonably practicable any material damage to the plant resulting from the removal thereof, provided that the cost of any modifications to the plant or External Manufacturer’s assets located therein undertaken in connection therewith shall be borne by Ralcorp. Ralcorp shall have the right, at its own cost and expense, to maintain a trailer on a portion of the parking lot of the plant during the period it is removing equipment in accordance with this Section 2.6. Upon the completion of the removal of such assets and equipment from the plant, Ralcorp will ensure that it has returned the site to its original condition just prior to the removal of the equipment and will at its own cost: (a) repair any floor, wall and roof damage caused by removal of the assets and equipment; (b) remove Ralcorp asset related idle equipment, including Ralcorp asset supporting auxiliary equipment and storage equipment that had been used exclusively in connection with the Products; (c) remove all utility piping that had fed the removed assets and equipment back to the longer of (i) 10 feet and (ii) the shortest length reasonably necessary to ensure employee safety; and (d) remove all electrical conduits back to the longer of (i) 10 feet and (ii) the shortest length reasonably necessary to ensure employee safety.

2.7 Notwithstanding the foregoing or anything contained herein to the contrary, either party may immediately terminate this Project Agreement for cause as provided, and with the same rights and remedies set forth, in the Master Agreement.

3. Pricing and Payment

3.1 Ralcorp shall pay External Manufacturer the prices set forth in Attachment 3, (which shall be set at standard cost plus 6%) for the services performed and the Products purchased pursuant to this Project Agreement. Such payments shall be made to External Manufacturer at the address set forth in the Master Agreement.

3.2 Until such time as the distribution and logistics and warehousing services expire or terminate pursuant to the Transition Services Agreement, External Manufacturer shall retain title to all Products until immediately before delivery to Ralcorp’s customers, at which time External Manufacturer will sell Products to Ralcorp and title will transfer with such sale. After such time as the distribution and logistics and warehousing services expire or are terminated, delivery of the Products shall be FOB External Manufacturer’s loading dock. External Manufacturer shall receive from Ralcorp, via Email, an “Inventory Ship To Location” acknowledgement of receipt of shipment. Payment shall be based upon said acknowledgement. Payment terms shall be net thirty (30) days from the date title shall transfer to Ralcorp. Payment shall be made based upon quantity of material received and at the contract price contained in this Project Agreement and the attachments hereto.

3.3 External Manufacturer warrants that the manufacturing line will be certified [Circle U]4 Kosher effective upon production startup. External Manufacturer understands that Ralcorp’s inability to provide Kosher Products to its customers will result in loss of a significant amount of sales. Ralcorp agrees to incur all costs for initial certification and External Manufacturer will incur all on-going annual certification costs. If [Circle U] Kosher certification for the Products requires modification to existing equipment, or the purchase of additional equipment, both parties agree to negotiate related costs and timing in good faith.

[4]	To be conformed at execution as appropriate.

3.4 External Manufacturer will not increase Direct Labor, Overhead & Margin (“Conversion”) during the Initial Term. External Manufacturer and Ralcorp will review Conversion costs 30 days prior to the expiration of the Initial Term. In the event of any increase or decrease to External Manufacturer’s Conversion costs as set forth on Attachment 3, External Manufacturer shall provide Ralcorp with written notice setting forth the revised Attachment 3 reflecting the revised price and written evidence reasonably satisfactory to Ralcorp of the basis for such revised price. Any such price adjustment must be made in writing. Any revised price shall go into effect the first day of the Renewal Term.

3.5 If Ralcorp elects to change specifications, to the extent that the changes affect Conversion, Conversion will be adjusted accordingly upon implementation of the specification.

3.6 Packaging and Raw Materials costs may be adjusted every six (6) months during the Initial Term and the Renewal Term of this Agreement. 30 days prior to the expiration of such six (6) month period, to the extent there is any increase or decrease to External Manufacturer’s Packaging and Raw Materials portion of the costs as set forth on Attachment 3, such that there is an increase or decrease in the aggregate cost of the Product, External Manufacturer shall provide Ralcorp with written notice setting forth a revised Attachment 3, reflecting the revised aggregate price and written evidence reasonably satisfactory to Ralcorp of the basis for such revised price. Any such price adjustment must be made in writing. Any revised price shall go into effect the first day of the succeeding six (6) month period.

3.7 All reasonable costs incurred by External Manufacturer in connection with line trials and operation startup and other amounts payable hereunder shall be billed separately by External Manufacturer and paid by Ralcorp. Such costs shall include actual raw materials and packaging materials costs and an agreed-upon conversion cost for line trials. All overtime costs incurred by External Manufacturer as a result of Ralcorp’s business needs beyond historical production trends shall be billed separately by External Manufacturer and paid by Ralcorp.

3.8 Following such time as the distribution and logistics and warehousing services expire or terminate pursuant to the Transition Services Agreement, for sales intended for export from Canada, Ralcorp shall provide External Manufacturer, in all applicable cases, with evidence of export required by Schedule VI, Part V of the Excise Tax Act (Canada) and similar Ontario legislation to facilitate zero-rating of such sales. On sales that do not meet zero-rating requirements, including but not limited to sales to any Canadian subsidiary of Ralcorp shipped to Canadian locations, External Manufacturer shall charge all applicable sales taxes and Ralcorp or such Canadian subsidiary of Ralcorp as applicable shall provide External Manufacturer with any applicable purchase exemption certificates.

3.9 (a) The amounts to be paid to External Manufacturer under this agreement are exclusive of any applicable taxes ( “Tax” or “Taxes”) required by law to be collected from Ralcorp or otherwise applicable in respect of the supply (including withholding, sales, use, excise or services tax, which may be assessed on the Products). If a Tax is assessed or otherwise applicable in respect of the supplyof the Products or any services performed by External Manufacturer hereunder, Ralcorp will in all events be fully responsible for such Tax, and will pay directly, reimburse or indemnify External Manufacturer for such Tax. The parties agree to cooperate with each other in determining the extent to which any Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

(b) In addition to any amounts otherwise payable pursuant to this agreement, Ralcorp shall be responsible for any and all import duties, customs charges, sales, use, excise, services or similar taxes imposed on the sale of the Products by External Manufacturer to Ralcorp pursuant to this Agreement, including, but not limited to, GST, HST, QST and PST (“Sales Taxes”) and shall either (i) remit such Sales Taxes to External Manufacturer (and External Manufacturer shall remit the amounts so received to the applicable taxing authority) or (ii) provide External Manufacturer with a certificate or other proof, reasonably acceptable to External Manufacturer, evidencing an exemption from liability for such Sales Taxes. For the avoidance of doubt, all prices for the Products under this Agreement are expressed exclusive of Sales Taxes.

4. Materials

4.1 As set forth in Article 7.1 of the Master Agreement, External Manufacturer shall purchase the “Materials” (as defined in the Master Agreement), and such purchased Materials shall be the property of External Manufacturer.

4.2 Immediately following the closing of the RMT Transaction Agreement, External Manufacturer shall acquire from Ralcorp all raw materials and packaging materials located at [•]5 purchased by Ralcorp pursuant to the RMT Transaction Agreement at the dollar value for such raw materials and packaging materials as set forth on Schedule 4.10 thereto.

4.3 External Manufacturer shall be responsible for first in/first out usage of the Materials. External Manufacturer shall comply with Ralcorp’s directions. External Manufacturer shall use commercially reasonable efforts to limit Ralcorp’s liability for obsolete Materials through prudent material management practices.

4.4 External Manufacturer shall use all of the Materials purchased under the Supplier Terms exclusively for the services performed by it for Ralcorp pursuant to this Project Agreement, except as agreed upon by Ralcorp in writing. External Manufacturer shall keep all of the Materials purchased under Ralcorp supplier contracts, which can be utilized in other Ralcorp products consistent with the terms hereof.

[5]	Appropriate plant per each Project Agreement to be inserted by parties.

4.5 External Manufacturer will be provided with the names of Ralcorp approved suppliers as part of the raw material specification for each ingredient. Supplier contracts, supplier names, addresses, phone numbers, order lead times and Ralcorp contacts are listed in Attachment 4. External Manufacturer shall not purchase ingredients for manufacture of the Products under this Agreement other than from Ralcorp approved suppliers.

4.6 External Manufacturer shall perform certain tests on all of the Materials as indicated by Ralcorp to determine whether the same conform to the Specifications set forth in Attachment 1. In the event that any such Materials fail to conform to such Specifications, External Manufacturer shall promptly notify Ralcorp for instructions.

4.7 External Manufacturer shall be solely liable for determining whether the Materials meet the Specifications and testing procedures as set forth in Attachment 1, except that External Manufacturer may rely on the results of Ralcorp supplier’s tests for the Materials purchased under Ralcorp supply contracts.

4.8 Following such time as forecasting services are transitioned from External Manufacturer to Ralcorp pursuant to the Transition Services Agreement, External Manufacturer shall order and maintain sufficient materials to meet the Products’ production needs up to a maximum ninety (90) days as specified in forecasts or as otherwise directed by Ralcorp.

4.9 At External Manufacturer’s cost and expense, External Manufacturer shall collect and keep retention samples in accordance with Ralcorp’s written procedures set forth in Attachment 11. Routine samples of Products shall also be sent to Ralcorp at External Manufacturer’s cost and expense, including the costs for freight.

5. Scheduling

5.1 The External Manufacturer will provide a holiday schedule to Ralcorp Logistics every July for the following year. Production may be run on External Manufacturer designated holidays as mutually agreed upon between Ralcorp and the External Manufacturer on a case-by-case basis. External Manufacturer designated holidays are defined as the scheduled holidays as well as their respective attached weekend days (e.g.: the Saturday and Sunday prior to Labor Day Monday would be considered attached). If changes occur, External Manufacturer shall provide Ralcorp with its Holiday or other downtime schedule 90 days in advance of said holiday or downtime.

5.2 Ralcorp shall provide External Manufacturer with a rolling 12-week schedule from which External Manufacturer shall determine its periodic need for the Materials and the tentative production schedule. Ralcorp Production Planning shall update this schedule on a weekly basis. Ralcorp will issue Purchase Orders to cover a two-week production schedule. External Manufacturer agrees to use commercially reasonable efforts to accommodate Ralcorp’s request to increase this schedule with a minimum of 3 working days notice, provided that External Manufacturer has the capability (i.e., the Materials and Direct Labor) to comply and provided that the resultant schedule remains within the two week production schedules in practice at such time. External Manufacturer agrees to use its commercially reasonable efforts to accommodate Ralcorp’s request to decrease this schedule with a minimum of 5 working days notice, provided that External Manufacturer has the ability to comply and provided that the resultant schedule remains within the two week production schedules in practice at such time and does not impact External Manufacturer’s costs. Agreed to two-week production schedules and run rules, which may be amended from time to time upon mutual agreement, are defined in Attachment 5. In addition, Ralcorp shall provide to External Manufacturer a rolling six month forecast for Product in order to facilitate External Manufacturer’s capacity or budget planning. The agreed upon run rules may be modified by the mutual consent of the parties hereto at any time, provided that any request by Ralcorp to change or modify External Manufacturer’s current production capabilities and production run rules will trigger an immediate pricing review of the price per case of the Product, and to the extent such modification changes the cost of producing the Product, such change will be reflected in an adjustment to the price of the Product within thirty (30) days of implementing such change.

5.3 External Manufacturer shall maintain and retain accurate records of production, shipments, scrap losses, rejected Materials, and rejected Products, quality records according to the provisions of the Specifications for the Products set forth in Attachment 1 and the Guidelines (as defined in the Master Agreement), as well as other records required to be kept by applicable local, state or federal law or as may be requested by Ralcorp. Such records shall be available to Ralcorp for audit verification at any time during External Manufacturer’s regular business hours and shall be retained by External Manufacturer for Ralcorp’s use for at least two (2) years after completion of production. Ralcorp shall also have the right to audit invoices for the Material purchases to verify billing.

5.4 For each day External Manufacturer produces Products for Ralcorp pursuant to this Agreement, External Manufacturer shall report to Ralcorp the actual quantities of the Products produced by the close of business the following business day.

6. Storage and Shipment

6.1 External Manufacturer shall provide at its plant, at no additional charge to Ralcorp, storage space to hold up to ten (10) days of finished goods Products inventory and up to 90 days of Raw ingredients requiring refrigeration, if any. External Manufacturer agrees not to store finished goods in outside storage without Ralcorp’s prior approval, a decision which shall not be unreasonably delayed. All inventory held at External Manufacturer’s location and its outside storage location shall be managed by External Manufacturer for the benefit of Ralcorp and External Manufacturer agrees to include in all contract with such third-party storage providers a statement of Ralcorp’s rights as a third-party beneficiary and that such third-party storage providers shall comply with Ralcorp’s storage and handling guidelines, as amended from time to time. The foregoing notwithstanding, where practicable, the parties shall operate on a make-and-ship basis.

6.2 External Manufacturer shall furnish a copy of the bill of lading to Ralcorp at the time of shipment. In the event that Ralcorp requires the bill of lading contain a “ROCET” (Replenishment, Order, Calculation, Evaluation, Tool; a reporting system that produces stock status and critical inventory and exception reports at local and national levels) number, External Manufacturer will be provided a number by Ralcorp which External Manufacturer will reference when arranging a delivery appointment as well as on all invoices and bills of lading submitted to Ralcorp. External Manufacturer shall ship on a first-in/first-out basis to ensure maximum shelf life to Ralcorp and its customers.

6.3 External Manufacturer agrees to utilize CHEP pallets as required per the direction of Ralcorp and as referenced in Attachment 6. However, until instructed to the contrary by Ralcorp, the parties agree that, as of the effective date of this Project Agreement, External Manufacturer will not be required to use CHEP pallets (see Packaging Specification listed on Attachment l for specifics). All pricing implications of any CHEP pallet program will be reviewed and mutually agreed upon prior to implementation.

6.4 Following such time as the distribution and logistics and warehousing services are transitioned from External Manufacturer to Ralcorp pursuant to the Transition Services Agreement, External Manufacturer will coordinate all transportation of the Products between External Manufacturer, outside storage, and Ralcorp locations. External Manufacturer will use carriers identified by Ralcorp Corporate Transportation. If preferred carriers are not available, External Manufacturer will obtain a written list of alternate carriers from Ralcorp.

6.5 LTL (less than a load) orders will be shipped by LTL carriers identified by Ralcorp Corporate Transportation.

6.6 On occasion, Ralcorp may instruct External Manufacturer, at Ralcorp’s cost, to ship the Products next day delivery. External Manufacturer will use overnight carriers identified by Ralcorp Corporate Transportation.

6.7 Finished goods inventory quantities shall be reported in writing to Ralcorp Logistics each Monday for the creation/refinement of the shipment schedule. External Manufacturer shall complete physical inventories of both the External Manufacturer and outside storage each quarter to ensure inventory accuracy.

7. Exclusivity and Non-Compete Obligations

7.1 External Manufacturer agrees not to use any equipment owned by Ralcorp under this Project Agreement for the manufacturing of any other products or for any purpose other than the manufacturing of the Products, without the prior written consent of Ralcorp, which consent may be given at Ralcorp’s sole and absolute discretion.

8. Products Recall

8.1 If External Manufacturer becomes aware of any information regarding Products manufactured for Ralcorp that may indicate a potential quality, safety or labeling defect or error, External Manufacturer shall, in addition to any notification required by law, notify Ralcorp immediately by personal contact to one of the people listed on Attachment 8.

9. Existing Equipment

9.1 Ralcorp shall provide certain equipment to External Manufacturer for use in manufacturing the Products, with such equipment to be set forth in the Equipment Bailment Agreement shown as Attachment 9 to this Project Agreement (the “Existing Equipment”). Ralcorp and External Manufacturer hereby agree that such Existing Equipment used by External Manufacturer pursuant to this Project Agreement shall be used in accordance with the terms of the Equipment Bailment Agreement.

10. Conflict of Terms.

Notwithstanding anything herein to the contrary, any conflicts or disputes between the terms of this Project Agreement and any Purchase Order shall be resolved in favor of this Project Agreement, unless stated otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Project Agreement by their respective authorized representatives.

KRAFT FOODS GLOBAL, INC.	[RALCORP SUBSIDIARY]

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: